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                                                                 Exhibit 38

                        [WLR FOODS, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE       Contact:  Gail Price, Director of
                                      Corporate Communication
                            Phone:    703-896-0403


WLR FOODS DENIES TYSON LETTER CLAIM OF A LEVERAGED BUY BACK


Broadway, Virginia, May 17, 1994 -- In reference to Don Tyson's letter of
May 17, 1994, WLR Foods Inc.'s (NASDAQ: WLRF) President and Chief
Executive Officer James L. Keeler denied Tyson's claim that the company announced a leveraged buy back program in its recent shareholder letter.
Keeler further stated, "This Tyson letter is all part of a scare campaign in the eleventh hour of a shareholders' meeting -- a meeting we look forward to.
Our most recent letter to shareholders did not speak to a leveraged buy back program but instead spoke to options available to the board to increase our capital base so that our company can continue growing profitably and successfully for the future. Included in those alternatives were acquisitions, share repurchase and other business purposes. Our recent and continued performance and the improving economic environment further strengthens our company's financial position and the options available to our company.

"Just as it always has done, the WLR Foods board of directors remains committed to the best interests of its shareholders. The same management that has done such an excellent job to date in building a successful Fortune 500 company is continuing to plan for enhancing shareholder value. We have always run this company in a prudent manner with tremendous success so far, and we are not about to change our business practices. We are dedicated to our shareholders to provide a prosperous future for them, our employees and poultry producers for years to come."

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WLR FOODS DENIES TYSON LETTER CLAIM OF A LEVERAGED BUY
BACK
May 17, 1994
Page 2


WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler-Longacre(R) label and retail Ice under the Cassco(R) label. This Fortune 500 company, with current annual revenues of $710 million, exports to more than 40 countries and has processing operations in Virginia, West Virginia and Pennsylvania, close to its major mid-Atlantic markets.

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